Exhibit 10.22
EMPLOYMENT AGREEMENT
     The Employment Agreement (the “Agreement”) effective as of October 17th, 2008 (the “Effective Date”) by and between RXi Pharmaceuticals Corporation, a Delaware corporation (“RXi” or “Employer” or “Company”), and Anastasia Khvorova, an individual (“Employee”).
     WHEREAS, Employer and Employee desire to enter into an employment agreement under which Employee shall serve on a full-time basis as RXi’s Chief Scientific Officer on the terms set forth in the Agreement, with the term of the Agreement to commence on the Effective Date.
     NOW, THEREFORE, upon the above premises, and in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows.
     1. Engagement. Effective as of the Effective Date, Employer shall employ Employee, and Employee shall serve, as RXi’s Chief Scientific Officer. As a condition to the Employee’s employment by the Employer, Employee shall execute the Employee Confidentiality, Non-Competition, and Proprietary Information Agreement, attached hereto as Exhibit 1 (the “Confidentiality Agreement”).
     2. Duties. Employee shall perform all duties assigned to her by the Employer faithfully, diligently and to the best of her ability. Such duties include, but are not limited to, directing technology development and evaluation research, giving public presentations on behalf of the company, meeting with investors and potential alliance partners. Employee’s services hereunder shall be rendered at RXi’s office, except for travel when and as required in the performance of Employee’s duties hereunder, however, for the first 4 months from the Effective Date Employee may work from home approximately 50 percent of the time.
Time and Efforts. Employee shall devote all of her business time, efforts, attention, and energies to Employer’s business and the discharge of her duties hereunder, except as noted on Schedule A, which contains other potential activities of the Employee.
     3. Compensation. As the total consideration for Employee’s services rendered under the Agreement, Employer shall pay or provide Employee the following compensation and benefits:
          3.1. Salary. Commencing on the Effective Date, Employee shall be entitled to receive an annual Base Salary of Two Hundred and Fifty Thousand Dollars ($250,000).
          3.2. Bonus. Employee shall receive an annual performance bonus for the achievement of certain company and Employee performance goals, these goals will be established by the Compensation Committee of the Employer’s Board of Directors. The target bonus for achieving these goals shall be 30% of the annual Base Salary.
          3.3. Stock Options. At the first regularly scheduled meeting of the Board of Directors of the Employer following the Effective Date the Employer shall grant Employee stock options (“Options”) under the RXi Pharmaceuticals 2007 Incentive Plan (the “Plan”) to purchase one hundred and ninety thousand 190,000 shares. The Options shall vest in quarterly installments over 4 years beginning on the first quarterly anniversary of the Effective Date of the Agreement provided, in each case, that Employee remains in the continuous employ of Employer through such quarterly anniversary date. Each vested Option shall (a) be exercisable at an exercise price equal to the fair market value at the time of granting as determined by Employer’s Board of Directors, (b) have a term of ten years and be exercisable by Employee at any time during such ten year period, and (c) be on such other terms as shall be determined by Employer’s Board of Directors (or the Compensation Committee of the Board) and set forth in a customary form of stock option agreement under the Plan evidencing the Options. Upon the occurrence of a “Covered Transaction” (as defined in the Plan), the Options shall thereupon vest in full and become exercisable as to all of the shares covered thereby in accordance with the terms of the Plan.
          3.4. Expense Reimbursement. Employer shall reimburse Employee for reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s duties in accordance with Employer’s usual practices and policies in effect from time to time. Additionally, Employer shall reimburse Employee relocation expenses as follows:
Closing costs on the sale of the home up to a maximum of 7% of $500K ($35K).
RXi will pay up to $20K to cover taxes on non-tax-free components of this relocation package.
Packing, insuring, shipping and storing (up to 90 days) and unpacking of household goods and personal effects.
Temporary housing and travel expenses following for the first four months of employment.
Travel expenses for family and employee at the time of the move.
Employee agrees to pay back the moving expenses if the employee resigns or is terminated with cause within 2 years of hiring.
          3.5. Vacation. Employee will be entitled to 25 days of paid “time off” (vacation days plus sick time/personal time) for each full calendar year in accordance with the Company’s policies in effect, in addition to holidays observed by the Company (for partial calendar years, the Employee’s paid “time off” will be pro-rated). Paid time off may be taken at such times and intervals as the Employee shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time. The number of paid “time off” days will accrue per pay period and will stop accruing once 20 days have been reached.
          3.6. Employee Benefits. Employee shall be eligible to participate in any medical insurance and other employee benefits made available by Employer to all of its employees under its group plans and employment policies in effect during the term of employment. Employee acknowledges and agrees that, any such plans or policies now or hereafter in effect may be modified or terminated by Employer at any time in its discretion.
          3.7. Payroll Taxes. Employer shall have the right to deduct from the compensation and benefits due to Employee hereunder any and all sums required for social security and withholding taxes and for any other federal, state, or local tax or charge which may be in effect or hereafter enacted or required as a charge on the compensation or benefits of Employee.

     4. Term. The Term of the Employee’s employment shall commence on the Effective Date and shall continue until terminated under Section 6.
     5. Termination. The Agreement may be terminated as set forth in this Section 6.
          5.1. Termination by Employer for Cause or Voluntary Resignation. Employer may terminate Employee’s employment hereunder for Cause upon notice to Employee and Employee may voluntarily resign her employment hereunder upon notice to Employer. “Cause” for the purpose of this Agreement shall mean any of the following:
               5.1.1. Employee’s breach of any material term of the Agreement; provided that the first occasion of any particular breach shall not constitute such Cause unless Employee has failed to cure such breach within ten (10) days after receiving written notice from Employer stating the nature of such breach;
               5.1.2. Employee’s conviction of, or plea of guilty or nolo contendere to, any felony or other crime of moral turpitude;
               5.1.3. Employee’s act of fraud or dishonesty injurious to Employer or its reputation;
               5.1.4. Employee’s continual failure or refusal to perform her material duties as required under the Agreement after written notice from Employer stating the nature of such failure or refusal and affording Employee at least ten days to correct the same;
               5.1.5. Employee’s act or omission that, in the reasonable determination of Employer, indicates alcohol or drug abuse by Employee; or
               5.1.6. Employee’s act or personal conduct that, in the judgment of Employer’s Board of Directors (or a Committee of the Board), gives rise to a material risk of liability of Employee or Employer under federal or applicable state law for discrimination, or sexual or other forms of harassment, or other similar liabilities to subordinate employees.
     Upon termination of Employee’s employment by Employer for Cause or by Employee due to a voluntary resignation, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled only to payment, not later than three days after the date of termination, of any accrued but unpaid salary and unused vacation time and unpaid business expenses (only as accrued during the then-current year of employment), as of the date of such termination.
          5.2. Termination by Employer without Cause. Employer may also terminate Employee’s employment without Cause upon notice to Employee. Upon termination of Employee’s employment by Employer without Cause during the term of employment, all compensation and benefits to Employee hereunder shall cease and Employee shall be entitled to payment of: (a) any accrued but unpaid salary and unused vacation time (only as accrued during the term of employment) as of the date of such termination; (b) six (6) months of salary from the date of termination (the “Severance Period”) in the form of salary continuation; and (c) continued participation, at Employer’s cost and expense, during the Severance Period in any Employer-sponsored group benefit plans in which Employee was participating as of the date of termination provided, however, that the Employee agrees to sign a comprehensive covenant not to sue and release of liability covering their employment with the Company.

          5.3. Death or Disability. Employee’s employment will terminate automatically in the event of Employee’s death or upon notice from Employer in event of her permanent disability. Employee’s “permanent disability” shall have the meaning ascribed to such term in any policy of disability insurance maintained by Employer (or Employee, as the case may be) with respect to Employee, or if no such policy is then in effect, shall mean Employee’s inability to fully perform her duties hereunder for any period of at least 75 consecutive days or for a total of 90 days, whether or not consecutive. Upon termination of Employee’s employment as aforesaid, all compensation and benefits to Employee hereunder shall cease and Employer shall pay to the Employee’s heirs or personal representatives, not later than ten days after the date of termination, any accrued but unpaid salary and unused vacation as of the date of such termination as required by law.
     6. Equitable Remedies; Injunctive Relief. Employee hereby acknowledges and agrees that monetary damages are inadequate to fully compensate Employer for the damages that would result from a breach or threatened breach of the Confidentiality Agreement and, accordingly, that Employer shall be entitled to equitable remedies, including, without limitation, specific performance, temporary restraining orders, and preliminary injunctions and permanent injunctions, to enforce such Section without the necessity of proving actual damages in connection therewith. The provision shall not, however, diminish Employer’s right to claim and recover damages or enforce any other of its legal or equitable rights or defenses.
     7. Severable Provisions. The provisions of the Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.
     8. Successors and Assigns. The Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, and Employee and her heirs and representatives; provided, however, that neither party may assign the Agreement without the prior written consent of the other party.
     9. Entire Agreement. The Agreement, including Schedule A and Exhibit 1, contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of the Agreement that are not set forth otherwise therein or herein. Except as expressly provided herein, the Agreement supersedes any and all prior or contemporaneous agreements, written or oral, between Employee and Employer relating to the subject matter hereof. Any such prior or contemporaneous agreements are hereby terminated and of no further effect, and Employee, by the execution hereof, agrees that any compensation provided for under any such agreements is specifically superseded and replaced by the provisions of the Agreement.
     10. Amendment. No modification of the Agreement shall be valid unless made in writing, approved by the Compensation Committee, and signed by the parties hereto and unless such writing is made by an executive officer of Employer (other than Employee). The parties hereto agree that in no event shall an oral modification of the Agreement be enforceable or valid.
     11. Governing Law. The Agreement is and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the choice-of-law rules of Massachusetts.

     12. Notice. All notices and other communications under the Agreement shall be in writing and mailed, telecopied (in case of notice to Employer only) or delivered by hand or by a nationally recognized courier service guaranteeing overnight delivery to a party at the following address (or to such other address as such party may have specified by notice given to the other party pursuant to the provision):
If to Employer:
RXi Pharmaceuticals Corp.
60 Prescott Street
Worcester MA 01605
If to Employee:
Through company e-mail or company regular mail box if employed by Company or if not employed, to:
4550 Squires
Boulder, CO 80305
     13. Survival. Sections 7 through 16 shall survive the expiration or termination of the Agreement.
     14. Counterparts. The Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.
     15. Attorney’s Fees. In any action or proceeding to construe or enforce any provision of the Agreement the prevailing party shall be entitled to recover its or her reasonable attorney’s fees and other costs of suit in addition to any other recoveries.
     IN WITNESS WHEREOF, the Agreement is executed as of the day and year first above written.

EMPLOYER RXi Pharmaceuticals Corporation
By:	/s/ Tod Woolf
Tod Woolf
Chief Executive Officer RXi Pharmaceuticals Corporation

EMPLOYEE
/s/  Anastasia Khvorova
Anastasia Khvorova, Ph.D.

Exhibit 1
RXi Pharmaceuticals Corporation
CONFIDENTIALITY, NON-COMPETITION, INVENTION, ASSIGNMENT, AND
PROPRIETARY INFORMATION AGREEMENT
AGREEMENT, effective as of October 19th , between RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), and Anastasia Khvorova (the “Employee”).
1. Employee will make full and prompt disclosure to the Company of all inventions, improvements, modifications, discoveries, methods, technologies, biological materials, developments, and all other materials, items, techniques, and ideas related directly or indirectly to the business of the Company (all of which are collectively termed “Intellectual Property” hereinafter), whether patentable or not, made or conceived by Employee or under Employee’s direction during Employee’s employment with the Company, whether or not made or conceived during normal working hours, or on the premises of the Company.
2. Employee agrees that all Intellectual Property, as defined above, shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. Employee hereby assigns to the Company any rights Employee may have or acquire in all Intellectual Property and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere. Employee further agrees that with regard to all future developments of Intellectual Property, Employee will assist the Company in every way that may be reasonably required by the Company (and at the Company’s expense) to obtain and, from time to time, enforce patents on Intellectual Property in any and all countries that the Company may require, and to that end, Employee will execute all documents for use in applying for and obtaining such patents thereon and enforcing the same, as the Company may desire, together with any assignment thereof to the Company or persons designated by the Company, and Employee hereby appoints the Company as Employee’s attorney to execute and deliver any such documents or assignments requested by the Company. Employee’s obligation to assist the Company in obtaining and enforcing patents for Intellectual Property in any and all countries shall continue beyond the termination of Employee’s employment with the Company, but the Company shall compensate Employee at a reasonable, standard hourly rate following such termination for time directly spent by Employee at the Company’s request for such assistance.
3. Employee hereby represents that Employee has no continuing obligation to assign to any former employer or any other person, corporation, institution, or firm any Intellectual Property as described above. Employee represents that Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee, in confidence or in trust, prior to Employee’s employment by the Company. Employee has not entered into, and Employee agrees not to enter into, any agreement (either written or oral), which would put Employee in conflict with this Agreement.

4. Employee agrees to assign to the Company any and all copyrights and reproduction rights to any material prepared by Employee in connection with this Agreement and/or developed during the term of Employee’s employment with the Company.
5. Employee understands and agrees that a condition of Employee’s employment and continued employment with the Company is that Employee has not brought and will not bring to the Company or use in the performance of Employee’s duties at the Company any materials or documents rightfully belonging to a former employer which are not generally available to the public.
6. Employee recognizes that the services to be performed by Employee hereunder are special, unique, and extraordinary and that, by reason of Employee’s employment with the Company, Employee may acquire Confidential Information (as hereinafter defined) concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damage which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Employee agrees that Employee will not (directly or indirectly) at any time, whether during or after Employee’s employment with the Company:
     6.1. knowingly use for personal benefit or for any other reason not authorized by the Company any Confidential Information that Employee may acquire or has acquired by reason of Employee’s employment with the Company, or;
     6.2. disclose any such Confidential Information to any person or entity except (A) in the performance of Employee obligations to the Company hereunder, (B) as required by a court of competent jurisdiction, (C) in connection with the enforcement of Employee rights under this Agreement, or (D) with the prior consent of the Board of Directors of the Company.
     As used herein, “Confidential Information” includes information with respect to the facilities and methods of the Company, reagents, chemical compounds, cell lines or subcellular constituents, organisms, or other biological materials, trade secrets, and other Intellectual Property, systems, patents and patent applications, procedures, manuals, confidential reports, financial information, business plans, prospects, or opportunities, personnel information, or lists of customers and suppliers; provided, however, that Confidential Information shall not include any information that is known or becomes generally known or available publicly other than as a result of disclosure by Employee which is not permitted as described in clause (ii) above, or the Company discloses same to others without obtaining an agreement of confidentiality.
     Employee confirms that all Confidential Information is the exclusive property of the Company. All business records, papers, documents, and electronic materials kept or made by Employee relating to the business of the Company which comprise Confidential Information shall be and remain the property of the Company during the Employee’s employment and at all times thereafter. Upon the termination, for any reason, of Employee’s employment with the Company, or upon the request of the Company at any time, Employee shall deliver to the Company, and shall retain no copies of any written or electronic materials, records and documents made by Employee or coming into Employee’s possession concerning the business or affairs of the Company and which comprise Confidential Information.

7. During the term of Employee’s employment with the Company and for six months afterwards (the “Restricted Period”), the Employee shall not directly or indirectly, for Employee’s own account or for the account of others, as an officer, director, stockholder (other than as the holder of less than 1% of the outstanding stock of any publicly traded company), owner, partner, employee, promoter, consultant, manager, or otherwise, participate in the promotion, financing, ownership, operation, or management of, or assist in or carry on through proprietorship, a corporation, partnership, or other form of business entity which is in competition with the Company within the United States or any other country in which the Company is conducting or is actively seeking or planning to conduct business as of the date of such termination.
     During the Restricted Period, the Employee shall not, whether for Employee’s own account or for the account of any other person (excluding the Company):
     7.1. solicit or contact in an effort to do business with any person who was or is a customer of the Company during the term of this Agreement or after its termination, or any affiliate of any such person, if such solicitation or contact is for the purpose of competition with the Company; or
     7.2. solicit or induce any of the Company’s employees to leave their employment with the Company or accept employment with anyone else, or hire any such employees or persons who were employed by the Company during the preceding twelve (12) months.
     Nothing herein shall prohibit or preclude the Employee from performing any other types of services that are not precluded by this Section 7 for any other person.
     Employee has carefully read and considered the provisions of this Section 7 (including the Restricted Period, scope of activity to be restrained, and the restriction’s geographical scope) and concluded them to be fair, appropriate, and reasonably required for the protection of the legitimate business interests of the Company, its officers, directors, employees, creditors, and shareholders. Employee understands that the restrictions contained in this Section may limit Employee’s ability to engage in a business similar to the Company’s business, but acknowledges that Employee will receive adequate and affluent remuneration and other benefits from the Company hereunder to justify such restrictions.
     The Employee shall give prompt notice to the Company of the Employee’s acceptance of employment or other fees for services relationship during the Restricted Period, which notice shall include the name of, the business of, and the position that Employee shall hold with such other employer.
8. In the event that Employee’s employment is transferred by the Company to a subsidiary, affiliated company, or acquiring company (as the case may be), Employee’s employment by such company will, for the purpose of this Agreement, be considered as continued employment with the Company, unless Employee executes an agreement, substantially similar in substance to this Agreement, and until the effective date of said agreement in any such company for which Employee becomes employed.

9. Upon termination of Employee’s employment for any reason, unless such employment is transferred to a subsidiary, affiliated or acquiring company of the Company, Employee agrees to leave with, or return to, the Company all records, drawings, notebooks, and other documents pertaining to the Company’s Confidential Information, whether prepared by Employee or others, as well as any equipment, tools, or other devices owned by the Company, that are then in Employee’s possession, however such items were obtained, and Employee agrees not to reproduce or otherwise retain any document or data relating thereto.
     Employee obligations under this Agreement shall survive the termination of Employee’s employment with the Company regardless of the manner of, and reason for, such termination, and shall be binding upon Employee’s heirs, executors, and administrators. The foregoing commitments regarding Confidential Information shall survive for a period terminating on five (5) years following the date on which Confidential Information is last disclosed under this Agreement, however, if the Confidential Information is covered by a confidentiality agreement between the Employer and a third party which extends longer than 5 years, then the confidentiality obligations herein shall extend to length of confidentiality required by such third party agreement.
10.
11. Prior to entering the employ of the Company, Employee has lawfully terminated employment with all previous employers, except as noted in Schedule A. Subject to paragraph 6 of the Employment Agreement, Employee acknowledges that this Agreement does not constitute a contract of employment for a term and does not otherwise imply that the Company will continue her or her employment for any period of time. Employee further understands and agrees that no license to any of the Company’s trademarks, patents, copyrights, or other proprietary rights is either granted or implied by Employee’s access to and utilization of the Confidential Information or Intellectual Property.
12. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.
13. Employee agrees that in addition to any other rights and remedies available to the Company for any breach or threatened breach by Employee of Employee’s obligations hereunder, the Company shall be entitled to enforcement of Employee’s obligations hereunder by whatever means are at the Company’s disposal, including court injunction.
14. The Company may assign this Agreement to any other corporation or entity which acquires (whether by purchase, merger, consolidation, or otherwise) all or substantially all of the business and/or assets of the Company. Employee shall have no rights of assignment.
15. If any provision of this Agreement shall be declared invalid, illegal, or unenforceable, then such provision shall be enforceable to the extent that a court deems it reasonable to enforce such provision. If such provision shall be unreasonable to enforce to any extent, such provision shall be severed and all remaining provisions shall continue in full force and effect.

16. This Agreement shall be effective as of the date first written above.
17. This Agreement shall be governed in all respects by the laws of the Commonwealth of Massachusetts. Each of the Company and Employee (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of The Commonwealth of Massachusetts or the United States District Court located in The Commonwealth of Massachusetts for the purpose of any action between the Company and Employee arising in whole or in part under or in connection with this Agreement, (b) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence, the Company or Employee may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
IN WITNESS WHEREOF, Employee has executed this Agreement under seal as of the date set forth above:

BY:	/s/ Anastasia Khvorova

Name of Employee: Anastasia Khvorova, Ph.D.

ACCEPTED AND AGREED TO:

RXi Pharmaceuticals Corporation

BY:	/s/ Tod Woolf

Name:	Tod Woolf
Title:	President and CEO

Schedule A
I.	Potential consulting activities. As of the Effective Date, the Employee is providing professional services to Advirna, whose current business is unrelated to the Employer’s business and which presents no conflict of interest for the Employee, and the Employee may desire to continue this relationship on a part-time basis. The Employer acknowledges this pre-existing relationship and agrees that the Employee may continue to provide professional services to this company, on a part-time basis and provided this activity does not materially interfere with the performance of the Employee’s duties hereunder.
II.	Potential participation on the Boards of other companies. The Employee may desire to seek appointment to an outside Board for a non-competing company in the future. If so, the Employee will inform the Employer that he is contemplating an outside Board position and request approval to pursue such an opportunity, and the Employer agrees to give consider this request in good faith.
III.	Total time expended on outside companies shall not exceed 10 hours per month.

OPTION AGREEMENT
This Option Agreement (the “AGREEMENT”) is made between Advirna LLC, with its principal place of business at 4550 Squires, Boulder, CO 80305 (“ADVIRNA”), and RXi Pharmaceuticals Corporation (“OPTIONEE”), a Delaware corporation with its principal place of business at 60 Prescott St., Worcester, MA 01605. ADVIRNA and OPTIONEE may each be referred to herein as a “PARTY” and collectively as the “PARTIES”.
RECITALS
A. ADVIRNA owns certain PATENT RIGHTS and TECHNOLOGY RIGHTS.
B. ADVIRNA desires to have PATENT RIGHTS and TECHNOLOGY RIGHTS developed and used for the benefit of OPTIONEE and ADVIRNA.
C. OPTIONEE wishes to obtain an option to negotiate and acquire a license from ADVIRNA to practice PATENT RIGHTS and TECHNOLOGY RIGHTS and sell and distribute products derived therefrom.
NOW THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:
1. EFFECTIVE DATE AND OPTION PERIOD
This AGREEMENT is effective as of October 7, 2008 (“EFFECTIVE DATE”) for a period of 8 months and will expire at no time later than June 7th 2009 (the “OPTION PERIOD”).
2. DEFINITIONS
2.1 PATENT RIGHTS mean ADVIRNA’S rights in information or discoveries covered by U.S. Patent Application no.                     , entitled “Covalent and non-covalent chemically modified polynucleotide complexes for in vivo delivery”; and any divisional, continuation, or continuation-in-part of the patent application to the extent the claims are directed to subject matter specifically described therein as well as any patents issued on the patent application and any reissues or reexaminations or extensions of the patents, and any foreign counterparts to any of the foregoing.
2.2 TECHNOLOGY RIGHTS mean ADVIRNA’S rights in any technical information, know-how, process, procedure, composition, method, formula, protocol, technique or data developed by Anastasia Khvorova, Ph.D. (“INVENTOR”) at ADVIRNA prior to the EFFECTIVE DATE relating to technology which are not covered by PATENT RIGHTS, but which are necessary for practicing the invention covered by PATENT RIGHTS.
2.3 LICENSED PRODUCT means any product that cannot be developed, manufactured, used, or sold without infringing one or more VALID CLAIM.
2.4. VALID CLAIM means (a) a claim of an issued and unexpired patent within the PATENT RIGHTS which has not been permanently revoked or held unenforceable or invalid by an unappealable or unappealed decision of a court or government agency of competent jurisdiction or (b) a claim of a pending patent application within the PATENT RIGHTS that has not been abandoned or finally disallowed without the possibility of appeal or refilling.
3. REPRESENTATIONS AND WARRANTIES
3.1 MUTUAL REPRESENTATIONS. Each of the Parties hereby represents and warrants to the other Party that, as of the EFFECTIVE DATE:
(a) Such Party has full corporate right, power and authority to enter into this AGREEMENT and to perform its respective obligations under this AGREEMENT and that it has the right to grant the licenses and sublicenses granted pursuant to this AGREEMENT;
(b) This AGREEMENT is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms. The execution, delivery and performance of the AGREEMENT by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor, to its knowledge, violate any Law of any Governmental Authority having jurisdiction over it;
(c) Such Party has not granted any right to any Third Party that would conflict with the rights granted to the other Party hereunder;
(d) Except for Regulatory Approvals, pricing and/or reimbursement approvals, manufacturing approvals and/or similar approvals necessary for the Development, Manufacture or Commercialization of a LICENSED PRODUCT (and the components thereof), such Party has obtained all necessary consents, approvals and authorizations of all Government Authorities and other Persons required to be obtained by it as of the EFFECTIVE DATE in connection with the execution, delivery and performance of this Agreement; and
(e) There is no action or proceeding pending or, to such Party’s knowledge, threatened, that questions the validity of this Agreement or any action taken by such Party in connection with the execution of this AGREEMENT.
3.2 ADDITIONAL REPRESENTATIONS OF ADVIRNA. ADVIRNA hereby represents and warrants to OPTIONEE that, as of the EFFECTIVE DATE:
(a) ADVIRNA owns all right, title and interest in and to the PATENT RIGHTS and can grant the exclusive option set forth in this AGREEMENT and any License as described more fully under paragraph 4.1 of this AGREEMENT;
(b) All the patents and patent applications that are part of the PATENT RIGHTS existing as of the EFFECTIVE DATE are identified under paragraph 2.1 PATENT RIGHTS. To ADVIRNA’s knowledge, all patent applications within the PATENT RIGHTS are still pending and all issued patents within the PATENT RIGHTS are in good standing and have not been abandoned;

(c) To ADVIRNA’s knowledge, ADVIRNA is not a party to an interference relating to the subject matter of the PATENT RIGHTS.
3.3 LIMITATION ON REPRESENTATIONS OR WARRANTIES. Notwithstanding anything to the contrary herein, neither Party will be in breach of any representation or warranty made pursuant to this paragraph 3 to the extent that the Party alleged to have so breached can demonstrate that the Party alleging such breach had, on or prior to the EFFECTIVE DATE, actual knowledge of such breach of such representation or warranty.
3.4 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 3.1 AND 3.2 NEITHER PARTY MAKES ANY REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND ADVIRNA AND OPTIONEE EACH SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF A LICENSED PRODUCT PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE LICENSED PRODUCT WILL BE ACHIEVED.
3.5 LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT, EXCEPT AS A RESULT OF A PARTY’S WILLFUL MISCONDUCT, GROSS NEGLIGENCE, RECKLESS CONDUCT OR A BREACH OF THE CONFIDENTIALITY IN PARAGRAPH 7.
4. OPTION FOR EXCLUSIVE LICENSE
4.1 ADVIRNA hereby grants OPTIONEE an exclusive option to acquire an exclusive, worldwide license to practice PATENT RIGHTS and TECHNOLOGY RIGHTS in all therapeutic areas and under the terms set forth under the License Agreement Terms attached herewith as Attachment A.
4.2 OPTIONEE may exercise its option at any time during the OPTION PERIOD by paying ADVIRNA an initial maintenance fee of $75,000.00 (Seventy Five Thousand).
5. TERMINATION

5.1 OPTIONEE may terminate this AGREEMENT by giving 30 days written notice to ADVIRNA.
5.2 ADVIRNA may terminate this AGREEMENT upon 30 days written notice to OPTIONEE if OPTIONEE breaches or defaults on its payments obligations under Article 6 herein or on its payment obligations (including, but not limited to, payment of patent expenses) as set forth in any related agreement between OPTIONEE and ADVIRNA covering PATENT RIGHTS and/or TECHNOLOGY RIGHTS, unless, before the end of the 30 day period, OPTIONEE has cured the breach or default to the satisfaction of ADVIRNA and so notifies ADVIRNA in writing, stating the manner of the cure.
6. CONSIDERATION
6.1 In consideration for the option granted herein, OPTIONEE agrees to pay ADVIRNA $5,000.00 (Five Thousand) within 30 days after the EFFECTIVE DATE.
6.2 In consideration for the option granted herein, OPTIONEE also agrees to pay for all patent prosecution and maintenance costs after the EFFECTIVE DATE until this AGREEMENT is terminated before the expiration of the OPTION PERIOD. For clarity, initially patent prosecution and maintenance costs will be reimbursed to ADVIRNA and ADVIRNA will control the prosecution, however, ADVIRNA shall consult with OPTIONEE as to the preparation, filing, prosecution, and maintenance of all PATENT RIGHTS reasonably prior to any deadline or action with the United States Patent & Trademark Office or any foreign patent office and shall furnish OPTIONEE with copies of relevant documents reasonably in advance of consultation. ADVIRNA shall consider in good faith any comments of OPTIONEE on any patent filings for the PATENT RIGHTS.
If and when OPTIONEE exercises its option to license the PATENT RIGHTS and TECHNOLOGY RIGHTS, OPTIONEE will control the prosecution and pay directly for all patent and maintenance costs during the term of the license.
If at any time OPTIONEE decides at OPTIONEE’s sole discretion to abandon the prosecution and maintenance of PATENT RIGHTS, the rights to the PATENT RIGHTS and TECHNOLOGY RIGHTS revert to ADVIRNA and ADVIRNA will be solely responsible for prosecution and maintenance costs of the PATENT RIGHTS.
In consideration for the option granted herein, OPTIONEE shall have the right to use the CONFIDENTIAL INFORMATION disclosed by ADVIRNA regarding PATENT RIGHTS and TECHNOLOGY RIGHTS. Improvements to the PATENT RIGHTS and TECHNOLOGY RIGHTS derived from CONFIDENTIAL INFORMATION shall be jointly owned by ADVIRNA and OPTIONEE.
6.3 All payments under this AGREEMENT are to be paid in U.S. dollars, checks payable to the order of ADVIRNA and mailed to the address in Section 8.6.
7. CONFIDENTIAL INFORMATION

7.1 As soon as possible following the execution of this AGREEMENT, ADVIRNA, through INVENTOR, will disclose all relevant CONFIDENTIAL INFORMATION as defined in Section 7.2 below, other information, and data relating to PATENT RIGHTS and TECHNOLOGY RIGHTS, to enable OPTIONEE to evaluate the potential commercial significance of the PATENT RIGHTS and TECHNOLOGY RIGHTS.
7.2 In addition to the initial disclosure described in Section 7.1, the parties may disclose other CONFIDENTIAL INFORMATION to each other, from time to time, in connection with work contemplated under this AGREEMENT. All such information whether disclosed initially or during the OPTION PERIOD will be referred to as “CONFIDENTIAL INFORMATION.” Each party will use reasonable efforts to prevent the disclosure of any of the other party’s Confidential Information to third parties for a period of three (3) years after the termination of this AGREEMENT, provided that the recipient party’s obligation will not apply to information that:
(a) was known to the receiving Party prior to its disclosure to the receiving Party by the disclosing Party as evidenced by written documents predating the receiving Party’s receipt of such Confidential Information; or
(b) is public knowledge at the time of its disclosure to the receiving Party or became public knowledge after its disclosure to the receiving Party through no act or omission or on its behalf; or
(c) is or later becomes published through no fault of the recipient party;
(d) is disclosed or made available to the receiving Party by a third party which, to the receiving Party’s knowledge, had no direct or indirect obligation to the disclosing Party to maintain the confidentiality of such Confidential Information at the time of such disclosure to the receiving Party; or
(e) is independently developed by the receiving Party without the aid or benefit of Confidential Information disclosed to the receiving Party by the disclosing Party; or
(f) is required by law or regulation to be disclosed.
7.3 In the event that information is required to be disclosed under Section 7.2(f) above, the party required to make disclosure will notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation.
8. GENERAL PROVISIONS
8.1 This AGREEMENT may not be assigned by OPTIONEE without the prior written consent of ADVIRNA, which consent may not unreasonably be withheld. However, OPTIONEE may assign any and all of the rights granted to it pursuant to this AGREEMENT to a successor of all or substantially all of its business to which this AGREEMENT relates without the approval from or prior notice to ADVIRNA.
8.2 This AGREEMENT constitutes the entire and only agreement between the parties relating to an option to acquire a license, and all prior negotiations, representations,

agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by written mutual agreement by the parties.
8.3 The relationship between ADVIRNA and OPTIONEE is that of independent contractors. ADVIRNA and OPTIONEE are not joint ventures, partners, principal and agent, master and servant, employer or employee, and have no other relationship other than independent contracting parties. ADVIRNA will have no power to bind or obligate OPTIONEE in any manner, other than as is expressly set forth in this AGREEMENT. Likewise OPTIONEE will have no power to bind or obligate ADVIRNA in any manner, other than as is expressly set forth in this AGREEMENT.
8.4 If any provision of this AGREEMENT is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
8.5 Any delay in enforcing a party’s right under this AGREEMENT or any waiver as to a particular default or other matter will not constitute a waiver of such party’s rights to the future enforcement of its rights under this AGREEMENT, except only as to an express written and signed waiver to a specific matter for a specific period of time.
8.6 Any notice required by this AGREEMENT will be given by personal delivery (including delivery by reputable messenger services such as Federal Express) or by prepaid, first class, certified mail, return receipt requested, addressed to:
ATTENTION:
A Anastasia Khvorova
ADVIRNA LLC
4550 Squires
Boulder, CO 80305
or in the case of OPTIONEE to:
Steve Dipalma
Chief Financial Officer
RXi Pharmaceuticals Corporation
60 Prescott St.
Worcester, MA 01605
or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.
8.7 GOVERNING LAW. This AGREEMENT will be governed by, construed, and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.
8.8 The parties agree to negotiate a detailed License Agreement under the terms set forth in APPENDIX A attached herewith, in good faith, and with additional terms customarily contained in such licenses. If the parties fail to come to agreement on the detailed terms, OPTIONEE may elect to have the details of the license determined by arbitration, consistent with the above terms. If OPTIONEE elects arbitration, the arbitration shall be conducted in Massachusetts, by one (1) independent arbitrator who is experienced in licensing biotechnology intellectual property. The arbitrator shall be chosen by mutual consent of the parties within thirty (30) days after OPTIONEE elects arbitration, and OPTIONEE shall pay the fees of the arbitrator.
IN WITNESS WHEREOF, the parties have caused this AGREEMENT to be executed by their duly authorized representatives.

ADVIRNA LLC

By:
Title:

Date:

(OPTIONEE) RXI PHARMACEUTICALS CORPORATION

By:

Tod Woolf, Ph.D.
Chief Executive Officer
Date:

ATTACHMENT A
(TO OPTION AGREEMENT BETWEEN ADVIRNA LLC AND RXI
PHARMACEUTICALS CORPORATION OF 07 OCTOBER 2008)
LICENSE AGREEMENT TERMS
•	License Scope: an exclusive, worldwide, royalty-bearing license in the PATENT RIGHTS and TECHNOLOGY RIGHTS to make, have made, use, offer to sell, sell, have sold, imported and have imported, a LICENSED PRODUCT, for all therapeutic applications, with a right to sublicense.

•	RXi (OPTIONEE) agrees to pay a yearly license maintenance fee of $100,000.00 (One Hundred Thousand) beginning January 1st 2011, as long as it wants to maintain an exclusive license.

•	RXi (OPTIONEE) agrees to pay a one time payment of $350,000.00 (Three Hundred Fifty Thousand) for an issuance of the first patent from the PATENT RIGHTS that covers a product that RXi is actively developing with commercially relevant breadth.

•	RXi (OPTIONEE) agrees to pay a one time payment of $200,000.00 (Two Hundred Thousand) upon filing an IND (initiation of Phase I in humans) with a LICENSED PRODUCT.

•	RXi (OPTIONEE) agrees to pay a one time payment of $400,000.00 (Four Hundred Thousand) upon entering Phase II in humans with a LICENSED PRODUCT.

•	RXi (OPTIONEE) agrees to pay a one time payment of $600,000.00 (Six Hundred Thousand) upon entering Phase III in humans with a LICENSED PRODUCT.
For clarity one payment is to be made, as described above, even if the product contains multiple pieces of licensed PATENT RIGHTS.
•	The exclusive license is Royalty bearing at 1%, if the licensed technology becomes a part of a commercial product, or is being sublicensed to a third party (for clarity, licensing fees paid to RXi by the third party are royalty bearing).

•	Term: Life of the PATENT RIGHTS, but may be terminated early at any time by RXi.

•	RXi shall indemnify and defend ADVIRNA, its officers and stockholders against any suit resulting from the commercialization of the licensed technology, other than a suit resulting from a breach of the warranty and representation of ADVIRNA herein.